Exhibit 2.7

AMENDMENT NO. 6 TO
THE AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT (“Amendment”) dated and effective as of April 15, 2024 (the “Effective Date”) to the Agreement and Plan of Reorganization dated as of May 29, 2023 and amended as of June 22, 2023, October 5, 2023, October 17, 2023, November 3, 2023, and January 16, 2024 (the “M/A”), by and among (i) Atlantic Acquisition Corp, a Delaware corporation (“Atlantic”), (ii) Atlantic Merger LLC, a Delaware limited liability company and a majority-owned subsidiary of Atlantic (“Atlantic Merger Sub”), (iii) SeqLL Inc., a Delaware corporation (“SeqLL”), (iv) SeqLL Merger LLC, a Delaware limited liability company and a wholly-owned subsidiary of SeqLL (“Purchaser Sub”), (v) Lyneer Investments, LLC, a Delaware limited liability company (the “Company”), (vi) IDC Technologies, Inc., a California corporation (“IDC” or the “Seller”), and (vii) Lyneer Management Holdings LLC, a Delaware limited liability company (“Lyneer Management”) . Each of Atlantic, Atlantic Merger Sub, SeqLL, Purchaser Sub, the Company, the Seller and Lyneer Management are hereinafter referred to as a “Party,” and collectively as the “Parties.”

W I T N E S S E T H :

WHEREAS, the Parties entered into the M/A dated as of May 29, 2023;

WHEREAS, on June 22, 2023, the Parties entered into Amendment No. 1 of the M/A to amend the methodology for the number of shares of SeqLL Common Stock to be issued in the Merger;

WHEREAS, on October 5, 2023, the Parties entered into Amendment No. 2 of the M/A to reduce the Capital Raise from $75,000,000 to $50,000,000 and for corresponding changes throughout the M/A;

WHEREAS, on October 17, 2023, the Parties entered into Amendment No. 3 of the M/A to reduce the Cash Consideration from $60,000,000 to $40,000,000 and to decrease the Stock Consideration from $60,000,000 to $50,000,000 and to adjust the Atlantic Consideration;

WHEREAS, on November 3, 2023, the Parties entered into Amendment No. 4 of the M/A to revise the Merger consideration to be given to the Sellers, cancel a stock dividend and cash dividend to legacy SeqLL stockholders in favor or an alternate method of making such payments, reduce the size of the Capital Raise, and further extend the Termination Date;

WHEREAS, on January 16, 2024, the Parties entered into Amendment No. 5 of the M/A to revise the Merger Consideration and the joint and several obligations of IDC and the Company; and

WHEREAS, on February 28, 2024, Lyneer Management notified IDC that it has exercised the Put/Call Option pursuant to Section 7.5 of the Second Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) of the Company as a result of which IDC owns or will own before Closing, 100% of the membership interests of the Company; and

WHEREAS, the Parties have agreed to further amend the M/A to reflect further changes which have occurred since the execution of Amendment No. 5, including, without limitation, the removal of Lyneer Management as a Party to the M/A.

NOW, THEREFORE, in consideration of the mutual promises and covenants and agreements contained herein and for other good and valuable consideration by each of the parties, the parties hereby agree as follows:

1. Paragraph B of the Recitals is hereby amended and restated in its entirety to read as follows:

SeqLL’s common stock was previously listed on Nasdaq until trading was suspended on November 14, 2023. SeqLL’s common stock was delisted from Nasdaq on April 1, 2024.

2. From and after the date of this Amendment, Lyneer Management shall no longer be a party to the M/A and shall have no further rights or obligations with respect thereto, and from and after the date hereof, all references in the M/A to the term “Sellers” shall be replaced wherever used with the term “Seller”, which shall refer only to IDC.

3. Section 2.3 of the M/A is hereby amended and restated in its entirety to read as follows:

Merger Consideration. Subject to the terms of this Agreement, in consideration for the SeqLL Merger and the acquisition by SeqLL of a 100% membership interest in the Company, SeqLL shall make the following payments (collectively, the “Merger Consideration”):

(a) Cash Consideration. SeqLL shall pay $35,000,000 to or on behalf of the Seller, of which (i) $16,250,000 shall be paid in cash in immediately available funds at the Closing (the “Cash Consideration”), which shall be used by IDC to repay at the Closing outstanding indebtedness for which Lyneer is jointly liable, and (ii) $18,750,000 shall be paid by the issuance to IDC at the Closing of a non-interest bearing convertible promissory note (the “Merger Note”) in the principal amount of $18,750,000 that will be due on or before July 31, 2024, the cash proceeds of which shall be used by IDC to repay indebtedness in accordance with Section 3.24; and

(b) Stock Consideration. Upon the completion of the Capital Raise and the consummation of the Merger, at the Closing SeqLL shall:

(i) issue to the Seller a number of shares of SeqLL common stock equal to the quotient of $55,000,000 divided by the price per share (the “Offering Price”) at which SeqLL Common Stock is sold in the Capital Raise (the “Stock Consideration”);

(ii) issue to Atlantic a number of shares of SeqLL common stockequal to the quotient of $43,000,000 divided by the Offering Price (the “Atlantic Consideration”); and

(iii) instruct its transfer agent to deliver certificates or book entries for the Stock Consideration and the Atlantic Consideration.

4. Section 3.2(m) of the M/A is hereby amended and restated in its entirety to read as follows:

“(m) written confirmation from CBOE BZX Exchange, Inc. (“CBOE”) or the Staff thereof that the existing shares of SeqLL Common Stock and the SeqLL Common Stock to be issued in the Capital Raise have been approved to be listed on the CBOE under the name Atlantic International Corp. (“Atlantic”) and Atlantic is in compliance with CBOE rules and regulations.”

5. Section 3.3(b) of the M/A is hereby amended and restated in its entirety to read as follows:

A consent and forbearance agreement executed by BMO Bank, N.A and SPP Credit Advisors LLC, in form and substance reasonably acceptable to SeqLL, and Atlantic, and is in effect on the Closing Date (the “Forbearance Agreement”), which BMO Bank, N.A and SPP Credit Advisors LLC agreed to waive their existing events of default and to forbear the exercise of their rights and remedies with respect to the existing revolving credit facility and the term loan and such promissory notes through June 30, 2024.

6. Section 3.5(b) of the M/A is deleted in its entirety.

7. Section 3.15 of the M/A is hereby amended and restated in its entirety to read as follows:

Nasdaq Listing. SeqLL common stock was previously listed on Nasdaq until trading was suspended on November 14, 2023 and was delisted from Nasdaq on April 1, 2024. In furtherance of the transactions contemplated herein, the Parties agree to take such actions as may be necessary to satisfy the applicable initial listing requirements of CBOE.

8. All references in Sections 3.17 and 4.6 of the M/A to Nasdaq or to Nasdaq Capital Market or Nasdaq Stock Market in the M/A are hereby amended to refer to the CBOE, and references to Nasdaq Listing Requirements are hereby amended to refer to CBOE listing requirements.

9. Section 3.24 of the M/A is hereby amended and restated to read as follows:

Joint Obligations of IDC and the Company. At Closing, IDC, from the Cash Consideration it receives in accordance with Section 2.3(a), shall pay the amount of such allocation of the Cash Consideration to BMO and SPP Loan Facility in respect of joint Indebtedness of the Company and IDC.

10. Section 10.1(e) of the M/A, titled Termination, is hereby amended to replace the date “March 15, 2024” (the “Termination Date”) with June 30, 2024.

11. No Further Amendment. The Parties hereby agree that all other provisions of the M/A shall, subject to the amendments set forth in this Amendment, continue unmodified, in full force and effect and constitute legal and binding obligations of the Parties in accordance with their terms. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term or condition of the M/A or any of the documents referred to therein. This Amendment shall form an integral and inseparable part of the M/A. From and after the date of this Amendment, each reference in the M/A to “this Agreement,” “hereof,” “hereunder” or words of like import, and all references to the M/A in any and all agreements, instruments, documents, notes, certificates and other writings of every kind of nature (other than in this Amendment or as otherwise expressly provided) will be deemed to mean the M/A, as amended by this Amendment, whether or not this Amendment is expressly referenced.

12. Other Terms. The provisions of Article XI of the M/A are incorporated herein by reference and shall apply to the terms and provisions of this Amendment and the parties hereto, mutatis mutandis. All capitalized terms used herein without definition shall have the meanings assigned to such terms in the M/A.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 6 to the Agreement and Plan of Reorganization on the date first above written.

PURCHASER:

SeqLL INC., a Delaware corporation

By:	/s/ Daniel Jones
Daniel Jones, Chief Executive Officer

PURCHASER SUB:

SEQLL MERGER LLC, a Delaware limited liability company

By:	/s/ Daniel Jones
Daniel Jones, Managing Member

ATLANTIC ACQUISITION CORP., a Delaware corporation

By:	/s/ Jeffrey Jagid
Jeffrey Jagid, Chief Executive Officer

ATLANTIC MERGER LLC,
a Delaware limited liability company

By:	/s/ Jeffrey Jagid
Jeffrey Jagid, Managing Member

COMPANY:

LYNEER INVESTMENTS, LLC, a Delaware limited
liability company

By:	/s/ Prateek Gattani
Prateek Gattani, Manager

SELLER:

IDC TECHNOLOGIES, INC., a California corporation

By:	/s/ Prateek Gattani
Prateek Gattani, Chief Executive Officer

LYNEER MANAGEMENT HOLDINGS LLC,
a Delaware limited liability company

By:	/s/ Prateek Gattani
Prateek Gattani, Manager

SIGNATURE PAGE TO AMENDMENT NO. 6 TO AGREEMENT AND PLAN OF REORGANIZATION